Exhibit 99.19

ISSN 1718-8369

Volume 7, number 8	March 22, 2013
AS AT DECEMBER 31, 2012

Highlights for December 2012

❑	Budgetary revenue in December amounts to $6.7 billion, up $344 million compared to last year. Own-source revenue amounts to $5.4 billion while federal transfers stand at $1.2 billion.

❑	Program spending amounts to $5.8 billion, down $19 million compared to last year.

❑	Debt service stands at $641 million, up $35 million compared to last year.

❑	Consolidated budgetary transactions show a surplus of $179 million for December 2012, compared with a deficit of $137 million for December 2011.

❑	Taking the $69 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $110 million for December 2012.

On the basis of the cumulative results as at December 31, 2012, the budgetary balance, within the meaning of the Balanced Budget Act, amounts to a deficit of $1 507 million. As announced in Budget 2013-2014 last November 20, the budget deficit objective is set at $1 500 million for fiscal year 2012-2013.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited data)

	December		April to December			2013-2014 Budget
	2011[1]	2012	2011-2012[1]	2012-2013		2012-2013		Forecast Growth %
BUDGETARY REVENUE

Own-source revenue	5 059	5 435	37 106	38 654	[2]	53 192	[2]	5.8

Federal transfers	1 274	1 242	11 300	11 185		15 705		3.0
Total	6 333	6 677	48 406	49 839		68 897		5.2

BUDGETARY EXPENDITURE

Program spending	-5 841	-5 822	-45 306	-46 102		-62 642		1.9

Debt service	-606	-641	-5 496	-5 813		-7 917		7.7
Total	-6 447	-6 463	-50 802	-51 915		-70 559		2.5

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	-75	-79	599	729		462		—

Health and social services and education networks	-9	-25	-53	-160		-100		—

Generations Fund	61	69	550	629		879		—
Total	-23	-35	1 096	1 198		1 241		—
Contingency reserve	—	—	—	—		-200		—

Exceptional loss – closing of the Gentilly-2 generating station	—	—	—	-1 805		-1 805		—

SURPLUS (DEFICIT)	-137	179	-1 300	-2 683		-2 426		—

BALANCED BUDGET ACT

Deposits of dedicated revenues in the Generations Fund	-61	-69	-550	-629		-879		—

Exceptional loss – closing of the Gentilly-2 generating station[4]	—	—	—	1 805		1 805		—
BUDGETARY BALANCE WITHIN THE MEANING
OF THE BALANCED BUDGET ACT	-198	110	-1 850	-1 507		-1 500		—
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.
(4)

Since this is a one-time event independent of the management of its day-to-day operations, the government announced, in Budget 2013-2014 last November 20, amendments to the Balanced Budget Act to exclude from the budgetary balance the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant.

Cumulative results as at December 31, 2012

Budgetary balance

❑	For the period from April to December 2012, the budgetary balance, within the meaning of the Balanced Budget Act, shows a deficit of $1 507 million.

❑	For fiscal year 2012-2013, the forecast budget deficit is set at $1.5 billion as stipulated in Budget 2013-2014. The following items have a particular effect on the budgetary balance during the year:

—

the payment by the federal government, early in 2013, of $733 million corresponding to the first portion of the financial compensation arising from the harmonization of the Québec sales tax (QST) with the federal goods and services tax (GST). That will contribute to reducing the deficit at the beginning of 2013;

—

the additional cost of $407 million relating to payments of the solidarity tax credit during the first three months of 2012-2013, whereas no payment was made during the same period in 2011-2012, since this tax credit was only introduced on July 1, 2011. That contributes to increasing the deficit as at December 31;

—	a contingency reserve of $200 million.

Budgetary revenue

❑	As at December 31, 2012, budgetary revenue amounts to $49.8 billion, $1 433 million more than as at December 31, 2011.

—	Own-source revenue stands at $38.7 billion, $1 548 million more than at the same date last year.

—	Federal transfers amount to $11.2 billion, down $115 million compared to December 31, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $51.9 billion, an increase of $1 113 million, or 2.2%, compared to last year.

—	For the first nine months of the fiscal year, program spending rose by $796 million, or 1.8%, and stands at $46.1 billion.

—	In comparison, the budget of last November 20 stipulates growth of 1.9% for program spending in 2012-2013. Measures have been taken in order to meet the program spending growth objective.

—	The most significant increases are in the Health and Social Services ($579 million) and the Education and Culture ($200 million) missions.

—	Debt service amounts to $5.8 billion, up $317 million or 5.8% compared to last year.

Consolidated entities

❑	As at December 31, 2012, the results of consolidated entities show a surplus of $1 198 million. These results include:

—	a surplus of $729 million for special funds and non-budget-funded bodies;

—	a $160-million deficit for the health and social services and the education networks;

—	revenue dedicated to the Generations Fund of $629 million.

Net financial requirements

❑

As at December 31, 2012, consolidated net financial requirements stand at $7.6 billion, a decrease of $717 million compared to last year. Financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS (millions of dollars)	(Unaudited data)

	December			April to December
	2011[1]	2012	Change	2011-2012[1]	2012-2013		Change
BUDGETARY REVENUE

Own-source revenue	5 059	5 435	376	37 106	38 654	[2]	1 548

Federal transfers	1 274	1 242	-32	11 300	11 185		-115
Total	6 333	6 677	344	48 406	49 839		1 433

BUDGETARY EXPENDITURE

Program spending	-5 841	-5 822	19	-45 306	-46 102		-796

Debt service	-606	-641	-35	-5 496	-5 813		-317
Total	-6 447	-6 463	-16	-50 802	-51 915		-1 113

CONSOLIDATED ENTITIES[3]

Non-budget-funded bodies and special funds	-75	-79	-4	599	729		130

Health and social services and education networks	-9	-25	-16	-53	-160		-107

Generations Fund	61	69	8	550	629		79
Total	-23	-35	-12	1 096	1 198		102
Exceptional loss – Closing of Gentilly-2 nuclear generating station	—	—	—	—	-1 805		-1 805
SURPLUS (DEFICIT)	-137	179	316	-1 300	-2 683		-1 383

Consolidated non-budgetary requirements	-2 604	-2 837	-233	-7 063	-4 963		2 100

CONSOLIDATED NET FINANCIAL REQUIREMENTS	-2 741	-2 658	83	-8 363	-7 646		717
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.
(3)	The details of these transactions by type of entity are shown on page 5 of this report.

GENERAL FUND REVENUE (millions of dollars)	(Unaudited data)

	December			April to December
Revenue by source	2011[1]	2012	Change %	2011-2012[1]	2012-2013		Change %
Own-source revenue excluding government enterprises

Income and property taxes

Personal income tax	2 270	2 195	-3.3	14 436	14 335		-0.7

Contributions to Health Services Fund	631	546	-13.5	4 682	4 879		4.2

Corporate taxes	238	415	74.4	2 449	2 479		1.2

Consumption taxes	1 355	1 588	17.2	11 031	12 299		11.5

Others sources	148	159	7.4	1 453	1 431		-1.5
Total own-source revenue excluding government enterprises	4 642	4 903	5.6	34 051	35 423		4.0

Revenue from government enterprises	417	532	27.6	3 055	3 231	[2]	5.8
Total own-source revenue	5 059	5 435	7.4	37 106	38 654		4.2

Federal transfers

Equalization	651	615	-5.5	5 861	5 543		-5.4

Protection payment	31	31	—	277	272		-1.8

Health transfers	379	393	3.7	3 403	3 582		5.3

Transfers for post-secondary education and other social programs	123	121	-1.6	1 105	1 115		0.9

Other programs	90	82	-8.9	654	673		2.9
Total federal transfers	1 274	1 242	-2.5	11 300	11 185		-1.0
BUDGETARY REVENUE	6 333	6 677	5.4	48 406	49 839		3.0
(1)	For comparison purposes, the data for 2011-2012 have been adjusted to reflect improvements to the estimation method of mandataries for personal income tax revenue and health services contributions.
(2)	Excluding the exceptional loss of $1 805 million resulting from the closure of the Gentilly-2 nuclear power plant in 2012-2013.

GENERAL FUND EXPENDITURE (millions of dollars)	(Unaudited data)

	December			April to December
Expenditures by mission	2011	2012	Change %	2011-2012	2012-2013	Change %
Program spending

Health and Social Services	2 811	2 782	-1.0	21 713	22 292	2.7

Education and Culture	1 758	1 857	5.6	12 197	12 397	1.6

Economy and Environment	450	355	-21.1	4 105	3 856	-6.1

Support for Individuals and Families	503	518	3.0	4 536	4 631	2.1

Administration and Justice	319	310	-2.8	2 755	2 926	6.2
Total program spending	5 841	5 822	-0.3	45 306	46 102	1.8
Debt service	606	641	5.8	5 496	5 813	5.8
BUDGETARY EXPENDITURE	6 447	6 463	0.2	50 802	51 915	2.2

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES (millions of dollars)	(Unaudited data)

	December 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	709	69	259	295	1 949	—	3 281	-1 930	1 351

EXPENDITURE

Expenditure	-654	—	-259	-295	-1 927	-25	-3 160	1 815	-1 345

Debt service	-141	—	—	—	-15	—	-156	115	-41

TOTAL	-795	—	-259	-295	-1 942	-25	-3 316	1 930	-1 386
RESULTS	-86	69	—	—	7	-25	-35	—	-35

	April to December 2012
	Special funds	Generations Fund	Specified purpose accounts	Transfers (expenditures) related to the tax system	Non-budget- funded bodies	Health and education networks[1]	Total	Consolidation adjustments[2]	Total
REVENUE	6 930	629	786	3 994	16 697	—	29 036	-16 150	12 886

EXPENDITURE

Expenditure	-5 044	—	-786	-3 994	-15 629	-160	-25 613	15 378	-10 235

Debt service	-1 358	—	—	—	-867	—	-2 225	772	-1 453

TOTAL	-6 402	—	-786	-3 994	-16 496	-160	-27 838	16 150	-11 688
RESULTS	528	629	—	—	201	-160	1 198	—	1 198
(1)	The results of the networks are presented according to the modified equity accounting method.
(2)	Consolidation adjustments include the elimination of program spending of the general fund.

For more information, contact the Direction des communications of the Ministère des Finances et de l’Économie at 418 646-3983.

The report is also available on the Ministère des Finances et de l’Économie website: www.finances.gouv.qc.ca.

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